EXHIBIT 99.1

TSR, Inc. Enters into Settlement Agreement with Investor Parties

Parties Agree to Dismiss Pending Litigation and Settle All Disputes

Parties Enter into Plan to Resolve Proxy Contest

Zeff Capital, L.P. to Withdraw Its Nomination of Directors and Stockholder Proposals in

Connection with TSR’s Commitments

Hauppauge, NY (August 30, 2019) – TSR, Inc. (Nasdaq: TSRI), a provider of computer programming consulting services (“TSR” or the “Company”), today announced that it has entered into a settlement and release agreement (the “Settlement Agreement”) with certain investor parties including Zeff Capital, L.P., Zeff Holding Company, LLC and Daniel Zeff, QAR Industries, Inc. and Robert Fitzgerald, and Fintech Consulting, LLC and Tajuddin Haslani (collectively, the “Investor Parties”) with respect to the previous proxy contest and all disputes and pending litigation between the Company and the Investor Parties, including, without limitation:

(i) A complaint for declaratory and injunctive relief for violations of the federal securities laws filed on December 21, 2018 by the Company against the Investor Parties in the United States District Court in the Southern District of New York;

(ii) A complaint to compel annual meeting of stockholders filed on August 7, 2019 by Zeff Capital, L.P. against the Company in the Delaware Court of Chancery;

(iii) Cross-claims relating to alleged breaches of fiduciary duties and for indemnification and contribution filed on July 26, 2019 by the Company against the Investor Parties in New York Supreme Court, Queens County; and

(iv) A complaint relating to alleged breaches of fiduciary duties filed on November 1, 2018 by Fintech Consulting, LLC against the Company in the Delaware Court of Chancery, which was previously dismissed voluntarily.

The Settlement Agreement does not resolve the two pending litigations previously disclosed by the Company filed by TSR stockholder Susan Paskowitz.

Pursuant to the Settlement Agreement, the Parties concurrently entered into a share repurchase agreement (the “Repurchase Agreement”) providing for the purchase of the shares of common stock of the Company, par value $0.01 per share (“Common Stock”), beneficially owned by the Investor Parties as of the date of the Settlement Agreement, by the Company and Christopher Hughes, the Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer of the Company, for an aggregate purchase price of $5,956,712.50 in cash or $6.25 per share, subject to the terms and conditions contained in the Repurchase Agreement (the “Repurchase”). In addition, the Company has agreed to make a payment of $1,543,287.50 to the Investor Parties for the settlement of the pending litigation (the “Settlement Payment”).

In addition, pursuant to the Settlement Agreement, TSR and the Investor Parties have agreed to take certain actions with respect to the governance of the Company and the upcoming 2018 Annual Meeting. To reflect the governance terms of the Settlement Agreement, TSR will adopt an amendment to its by-laws (the “By-Laws Amendment”) and an amended and restated Rights Agreement (the “Amended Rights Agreement”).

TSR and the Investor Parties have also agreed that the Company shall hold its 2018 Annual Meeting on October 22, 2019. In connection with the 2018 Annual Meeting, the Company will solicit proxies for two alternative Class I director slates for election at the 2018 Annual Meeting: one slate for the Company’s nominees, and one slate for nominees selected by Zeff Capital, L.P. If the Company completes the Repurchase and makes the Settlement Payment prior to the 2018 Annual Meeting, Zeff Capital, L.P. will withdraw its director slate from consideration at the 2018 Annual Meeting. If the Repurchase is not completed or the Settlement Payment is not made prior to the 2018 Annual Meeting, then the Company will withdraw its director slate and will support the slate proposed by Zeff Capital, L.P.

TSR and the Investor Parties have further agreed that if the Repurchase is not completed or the Settlement Payment is not made as of 5:00 pm, Eastern Time, on December 30, 2019, all of the then-current members of the board of directors of the Company (other than the directors from elected at the 2018 annual meeting who were proposed by Zeff Capital, L.P.) will resign from the Company’s board of directors. If the Repurchase is completed after the 2018 Annual Meeting and prior to December 30, 2019, the two directors nominated by Zeff Capital, L.P. will resign from the Company’s board of directors.

The Company will seek financing in connection with the Settlement Payment and the Repurchase. The complete Settlement Agreement, Repurchase Agreement, By-Laws Amendment and Amended Rights Agreement will be included as exhibits to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Christopher Hughes, Chairman of the Board, President and Chief Executive Officer of TSR, said:

“The Board considered the significant cost and uncertainty of prolonged litigation, as well as the continued instability and business disruption during the proxy contest, and as a result, determined that an immediate resolution of the pending litigation and proxy contest is in the best interest of our Company and all stakeholders. This Settlement Agreement will help ensure that TSR and its employees will be able to continue to focus on serving customers and building on the Company’s financial and operational performance.”

Daniel Zeff, President and Managing Member of Zeff Capital, L.P., said:

“We are glad to see an end to this long-running dispute. We believe we have created significant value for all stockholders, and in particular are pleased with the governance changes that the Board has adopted, which benefit all stockholders. While we continue to believe that the Company has great growth potential, we recognize the costs to the Company and its stockholders from the on-going litigation and business disruptions, as well as the risks going forward if the proxy contest continues. In light of this we are pleased with the terms of the Settlement Agreement.”

Forward-Looking Statements

Certain statements in this press release which are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipate,” “believe,” “demonstrate,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “should,” and “will,” and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Specifically, forward-looking statements in this document may include, but are not limited to, the statements regarding the occurrence of the events contemplated under the Settlement Agreement and Repurchase Agreement. These and other forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual events to differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the factors and matters described in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Form 10-K, Forms 10-Q and Forms 8-K, which are available at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.